EXHIBIT 10.2

FIRST AMENDMENT TO THE SECOND
AMENDED AND RESTATED COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
(By and Between Melanie J. Dressel & Columbia State Bank)

This First Amendment to the Second Amended and Restated Columbia State Bank Supplemental Executive Retirement Plan Agreement (hereinafter “Amendment”), entered into this February 27, 2015 by and between Columbia State Bank (hereinafter “Bank” or “Employer”) and Melanie J. Dressel (hereinafter “Executive” or “Participant”), is intended to amend the Second Amended and Restated Columbia State Bank Supplemental Executive Retirement Plan Agreement, effective as of May 27, 2009 (“Agreement”) as stated herein.

Furthermore, it is the intent of the parties that this Amendment shall be compliant with, and shall become effective on the earliest possible date compliant with, Internal Revenue Code Section 409A and the rules and regulations related thereto. Subject to the forgoing, the parties hereby agree as follows:

1.	Paragraph 1.5 entitled “Early Commencement Reduction Factor” (appearing on page 3 of the Agreement) shall be deleted in its entirety and shall be replaced with the following:

1.5
Early Commencement Reduction Factor. The term “Early Commencement Reduction Factor” is the amount by which Executive’s benefit shall be reduced based on the benefit being paid prior to Executive’s attaining the Normal Retirement Age. The amount of the Early Commencement Reduction Factor shall be determined as follows: for each year (or partial year) that an Executive’s benefit hereunder is paid prior to his attainment of the Normal Retirement Age, then the benefit amount shall be reduced, on a pro rata basis, by a factor of five percent (5%). Thus, if an executive with a Normal Retirement Age of sixty-five (65) begins receiving payments at age sixty two and one half (62 ½), the amount of the annual benefit shall be reduced by 12.5% (65 - 62 1/2 = 2.5; 2.5 x 5% = 12.5%).

2.	Paragraph 1.16 entitled “Supplemental Retirement Benefit” (appearing on page 4 of the Agreement) shall be deleted in its entirety and shall be replaced with the following:

1.16
Supplemental Retirement Benefit. For the purposes of this Agreement, the “Supplemental Retirement Benefit” shall be an amount equal to sixty percent (60%) of the average of Executive’s three (3) highest years of Base Salary (as of the date of Separation From Service or Disability). For Illustrative purposes only, attached hereto and incorporated by reference herein as “Exhibit A” is an illustration of Executive’s projected salary and potential benefit under this Agreement. This illustration is in no way a guarantee of salary or benefit amounts, but rather is intended to provide a framework for understanding potential benefits provided hereunder. Furthermore, this illustration in Exhibit A is based on certain assumptions which may or may not be accurate at the time a benefit is due or vests.

In addition, for the purposes of calculating the Supplemental Retirement Benefit, "Base Salary" shall mean the regular cash compensation actually paid to Executive for services rendered or labor performed by Executive during a given calendar year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards. This amount shall include amounts Executive could have received in cash in lieu of (i) contributions made on Executive's behalf to a qualified plan maintained by the Bank or to any cafeteria plan under Section 125 of the Code maintained by the Employer and (ii) deferrals of compensation made at the Executive's election pursuant to a plan or arrangement of the Employer.

3.	The following shall be inserted immediately following Paragraph 2.3 and as Paragraph 2.4 on page 6 of the Agreement:

2.4
Modifying Form of Benefit Payment. Pursuant to the terms of this Agreement, and consistent Code Section 409A, instead of having any Executive Benefit paid pursuant to Paragraphs 3.1, 3.2, 3.3 or 3.4 as a single life annuity, Executive may elect to have the benefit paid as follows: (i) A joint and survivor annuity with an Actuarial Equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse in the same amount as the amount paid to Executive, or (ii) A joint and survivor annuity in equal value to the Actuarial Equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse in one-half of the amount paid to Executive. (For the purpose of this Agreement, the term “spouse” shall include a registered domestic partner). The benefit payment commencement date and schedule shall otherwise remain unchanged. Any election to use an alternate annuity payment method must be made prior to the payment start date and, Executive shall not have the ability to modify the form of annuity elected once payments have begun. In the event, however, that a joint and survivor annuity option is elected and the Executive’s spouse pre-deceases Executive, then for all payments made to Executive after the Executive’s spouse’s death, the amounts payable under this Agreement shall increase and be equal to the payment amounts Executive would have received under a single life annuity option. Executive shall not be able then to designate a new spouse and reinstate joint life annuity payments.

Attached hereto as “Exhibit B”, is a Distribution Election Form which Executive may execute in order to elect a joint and survivor annuity benefit. The alternate payment methods provided by Exhibit B consist of joint and survivor annuities with an Actuarial Equivalent value equal to the single life Executive Benefit, with payments continued to the survivor in varying amounts. “Exhibit C”, attached hereto, provides a hypothetical example of how the benefit payments might differ between a single life annuity and a joint life annuity.

4.	Paragraph 3.3 entitled “Disability” (appearing on page 7 of the Agreement) shall be deleted in its entirety and shall be replaced with the following:
3.3      Disability.

A.
Benefit Amount. In the event that Executive becomes Disabled prior to Separating From Service, then she shall receive a lifetime annuity (which shall include a two percent (2%) annual increase in Executive Benefit) calculated based on a lump sum amount determined as of Disability in accordance with the following:

The Actuarial Equivalent value of a lifetime benefit with annual payments equal to the Supplemental Retirement Benefit; however, for the purposes of this provision, if Disability occurs before Executive attains the Normal Retirement Age, the Supplemental Retirement Benefit shall be determined assuming that for each year following Executive becoming Disabled, Executive’s Base Salary will increase annually at a rate of three percent (3%) on the anniversary of Executive’s date of hire until such time as Executive attains the Normal Retirement Age. In addition, when calculating the Actuarial Equivalent amount, it shall be assumed that payments commence the later of Normal Retirement Age or Disability, and shall include a two percent (2%) annual increase in Executive Benefit amount.

For the purposes of this Agreement, the term “Actuarial Equivalent” means equivalence in value between two (2) or more forms and/or times of payment based on a determination by an actuary chosen by the Committee, utilizing the “applicable interest rate” specified by IRC Section 417(e)(3)(C) as of the date of Executive’s Separation of Service or Disability, and the “applicable mortality table” specified in IRC Section 417(e)(3)(B).

B.
Benefit Payments. Unless elected otherwise (i.e., a joint and survivor annuity), this annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Disability and continuing until the death of the Executive.

5.
Paragraph 3.4 entitled “Involuntary Termination or Termination For Good Reason Following a Change in Control” (appearing on page 7 of the Agreement) shall be deleted in its entirety and shall be replaced with the following:

3.4      Involuntary Termination or Termination For Good Reason Following a Change in Control. In the event Executive is Involuntarily Terminated or Terminates for Good Reason following a Change in Control, and prior to attaining the Normal Retirement Age, then Executive shall receive the following benefit:

A.
Benefit Amount. The Executive Benefit shall be an annual amount equal to the Supplemental Retirement Benefit. The annual Executive Benefit amount shall be increased at the rate of two percent (2%) each year, beginning on the first anniversary of the first Executive Benefit payment and annually thereafter for so long as Executive is entitled to receive an Executive Benefit. In addition, this Executive Benefit shall be subject to the Early Commencement Reduction Factor.

B.
Benefit Payments. If Executive is entitled to receive a benefit pursuant to the terms of this Paragraph 3.4A above, and unless elected otherwise (i.e., a joint and survivor annuity), this annual Executive Benefit shall be paid in twelve (12) substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Separation From Service and continuing until the death of the Executive.

To the extent that any paragraph, term, or provision of the Second Amended and Restated Columbia State Bank Supplemental Executive Retirement Plan Agreement is not specifically amended herein, or in any other amendment thereto, said paragraph, term, or provision shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of Columbia State Bank have signed this Amendment as of the written date.

/s/ MELANIE J. DRESSEL         Date: February 27, 2015
Melanie J. Dressel- Signature

COLUMBIA STATE BANK

By: /s/ WILLIAM T. WEYERHAEUSER        Date: February 27, 2015
William T. Weyerhaeuser/Board Chairman

EXHIBIT A
TO THE FIRST AMENDMENT
TO THE SECOND AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR MELANIE J. DRESSEL

The following chart is provided for illustrative purposes only and projects possible salary and potential benefits under this Agreement. This chart is in no way intended to be a guarantee of future salary or benefits.

EXHIBIT B
TO THE FIRST AMENDMENT
TO THE SECOND AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR MELANIE J. DRESSEL

DISTRIBUTION ELECTION FORM REGARDING JOINT AND SURVIVOR BENEFIT

Pursuant to the terms of the Supplemental Executive Compensation Agreement, by and between me, Melanie J. Dressel, and Columbia State Bank (hereinafter “Bank”), effective as of July 1, 2013, as amended and restated thereafter by the First and Second Amended and Restated Columbia State Bank Supplemental Executive Retirement Plan Agreement (as amended), I have been granted a supplemental compensation benefit. Terms which are “defined terms” in the Second Amended and Restated Columbia State Bank Supplemental Executive Retirement Plan Agreement (“Agreement”)(as amended) shall have the same meaning within this Distribution Election Form; however, in the event IRC 409A requires alternate assumptions when calculating Actuarially Equivalent lifetime annuity payments, then IRC 409A shall supersede the forgoing to the extent required by the Code.

Pursuant to IRC 409A, there are multiple restrictions and limitations regarding modifying the time and/or form of such payments; however an exception to these restrictions permits elections to change from a life annuity to another Actuarially Equivalent life annuity (prior to payments beginning).

In the event no alternate method is selected above, then amounts due under this Agreement shall be paid out as a single life annuity based on the life of the Executive. Subject to the forgoing, and provided that payments have not yet begun, Executive may elect to have the Executive Benefit paid as follows:

Joint and Survivor Election.
Election of Actuarial Equivalent of Form of Benefit For Married Participant or Participant with Domestic Partner. Pursuant to the terms of the Agreement, and consistent with IRC 409A, instead of having my benefit paid as a single life annuity, with payments continuing until my death, I elect to have my benefit paid to me as designated below:

_________
A joint and survivor annuity with an Actuarial Equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse (registered domestic partner) in the same amount as the amount paid to me.

_________
A joint and survivor annuity in equal value to the Actuarial Equivalent of the benefit owing pursuant to the Agreement, with payment continued to my surviving spouse (registered domestic partner) in one-half of the amount paid to me.

Acknowledgment of Limitations on Changes in Time and Form of Payment of Benefits. All Actuarially Equivalent valuations must be in compliance with IRC 409A and 1.409A-2(b)(2)(ii). In addition, when determining whether two life annuities are Actuarially Equivalent, the same actuarial assumptions and methods must be used in valuing each life annuity. This requirement applies over the entire term of Executive’s participation in the Plan, such that the annuities must be actuarially equivalent at all times for the annuity options to be treated as one time and form of payment. However, provided the actuarial methods and assumptions are reasonable, there is no requirement that consistent actuarial assumptions and methods be used over the term of the Executive’s participation in the Plan. Accordingly, the Plan may change the actuarial assumptions and methods used to determine the life annuity payments, provided that all of the actuarial assumptions and methods are reasonable.

In the event, however, that a joint and survivor annuity option is selected, and that Executive’s spouse predeceases Executive, then for all payments made to Executive after the Executive’s spouse’s death, the amounts payable under this Agreement shall increase and be equal to the payment amounts Executive would have received under a single life annuity option. In addition, Executive shall no longer have the ability to make a new joint and survivor annuity election.

In the event no alternate method is selected above, then amounts due under this Agreement shall be paid out as a single life annuity.

EXECUTIVE:_______________    __________    Print Name:

Dated:

EXHIBIT C
TO THE FIRST AMENDMENT
TO THE SECOND AMENDED AND RESTATED
COLUMBIA STATE BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
FOR MELANIE J. DRESSEL

The following figures are provided ONLY as an example of potential benefit amounts in the event Executive Separates From Service at Normal Retirement Age:
Annual Payment Single Life Annuity Option (Executive’s lifetime only): $445,708.
Election of the joint and survivor annuity with an Actuarial Equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse in the same amount as the amount paid to the Executive might result in an annual benefit of $383,686.
Election of the joint and survivor annuity in equal value to the Actuarial Equivalent of the benefit owing pursuant to the Agreement, with payment continued to the surviving spouse in one-half of the amount paid to Executive might result in an annual benefit of $412,378 paid to Executive during their lifetime, with an annual benefit of $206,189 paid to Executive’s spouse upon Executive’s death.

THESE NUMBERS ARE PROVIDED FOR ILLUSTRATION PURPOSES ONLY AND ARE IN NO WAY A GUARANTEE OF BENEFITS OR AMOUNTS.

THE ASSUMPTIONS USED TO CALCULATE ACTUAL BENEFITS WILL ONLY BE DETERMINED AT THE TIME BENEFITS BECOME DUE, AND THUS THERE CAN BE NO GUARANTEE OF ANNUITY AMOUNTS AT THE TIME THIS AGREEMENT IS PUT INTO PLACE.